                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 99.1

Commercial Metals Company and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

                                                        Year ended August 31,
                                                 ------------------------------------
(in thousands, except share data)                  2003         2002          2001
---------------------------------                --------     --------     ----------
Net sales                                        $2,875,885   $2,479,941   $2,470,133
Costs and expenses:
  Cost of goods sold                              2,586,845    2,162,527    2,172,813
  Selling, general and administrative expenses      231,037      220,883      212,428
  Employees' retirement plans                        12,271       14,685       10,611
  Interest expense                                   15,338       18,708       27,608
  Litigation accrual                                     --           --        8,258
                                                 ----------   ----------   ----------
                                                  2,845,491    2,416,803    2,431,718
                                                 ----------   ----------   ----------
Earnings before income taxes                         30,394       63,138       38,415

Income taxes                                         11,490       22,613       14,643
                                                 ----------   ----------   ----------
Net earnings                                     $   18,904   $   40,525   $   23,772
                                                 ==========   ==========   ==========
Basic earnings per share                         $     0.67   $     1.48   $     0.91
                                                 ==========   ==========   ==========
Diluted earnings per share                       $     0.66   $     1.43   $     0.90
                                                 ==========   ==========   ==========

                                 See notes to consolidated financial statements.

Commercial Metals Company and Subsidiaries

CONSOLIDATED BALANCE SHEETS

                                                                  August 31,
                                                          --------------------------
(in thousands, except share data)                            2003            2002
------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                               $    75,058    $   124,397
  Accounts receivable (less allowance for collection
     losses of $9,275 and $8,877)                             397,490        350,885
  Inventories                                                 310,816        268,040
  Other                                                        61,053         50,930
------------------------------------------------------------------------------------
     Total current assets                                     844,417        794,252

Property, plant and equipment:
  Land                                                         34,617         29,099
  Buildings                                                   127,780        119,592
  Equipment                                                   747,207        727,650
  Leasehold improvements                                       38,117         34,637
  Construction in process                                      15,503         10,801
------------------------------------------------------------------------------------
                                                              963,224        921,779

  Less accumulated depreciation and amortization             (588,842)      (543,624)
------------------------------------------------------------------------------------
                                                              374,382        378,155

Other assets                                                   56,607         57,669
------------------------------------------------------------------------------------
                                                          $ 1,275,406    $ 1,230,076
                                                          ==========================

                                 See notes to consolidated financial statements.

                                                                          August 31,
                                                                  ---------------------------
(in thousands, except share data)                                     2003           2002
---------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term trade financing arrangement                          $     15,000   $         --
  Accounts payable                                                     300,662        275,232
  Accrued expenses and other payables                                  126,971        133,608
  Income taxes payable                                                   1,718          5,676
  Current maturities of long-term debt                                     640            631
---------------------------------------------------------------------------------------------
     Total current liabilities                                         444,991        415,147


Deferred income taxes                                                   44,419         32,813
Other long-term liabilities                                             24,066         24,841
Long-term debt                                                         254,997        255,969
Commitments and contingencies
Stockholders' equity:
  Capital stock:
     Preferred stock                                                        --             --
     Common stock, par value $5.00 per share:
     authorized 40,000,000 shares; issued 32,265,166 shares;
     outstanding 27,994,690 and 28,518,453 shares                      161,326        161,326
  Additional paid-in capital                                               863            170
  Accumulated other comprehensive income (loss)                          2,368         (1,458)
  Retained earnings                                                    401,869        392,004
---------------------------------------------------------------------------------------------
                                                                       566,426        552,042

  Less treasury stock 4,270,476 and 3,746,713 shares at cost           (59,493)       (50,736)
---------------------------------------------------------------------------------------------
                                                                       506,933        501,306
                                                                  ---------------------------
                                                                  $  1,275,406   $  1,230,076
                                                                  ===========================

                                 See notes to consolidated financial statements.

Commercial Metals Company and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                August 31,
                                                                  --------------------------------------
(in thousands)                                                       2003          2002          2001
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM (USED BY) OPERATING ACTIVITIES:
     Net earnings                                                 $   18,904    $   40,525    $   23,772
     Adjustments to earnings not requiring cash:
       Depreciation and amortization                                  61,203        61,579        67,272
       Provision for losses on receivables                             5,162         3,985         4,371
       Deferred income taxes                                          11,605         2,408          (726)
       Tax benefits from stock plans                                     330         4,467           404
       Gain on sale of SMI-Owen                                           --        (5,234)           --
       Other                                                            (256)         (307)         (148)

     Changes in operating assets and liabilities, net of effect of acquisitions and sale of SMI-Owen:
         Decrease (increase) in accounts receivable                  (71,938)      (48,690)       (8,276)
         Funding from accounts receivable sold                        18,662            --        58,498
         Decrease (increase) in inventories                          (40,676)      (37,206)       46,508
         Decrease (increase) in other assets                          (1,028)          912         5,837
         Increase (decrease) in accounts payable, accrued
         expenses, other payables and income taxes                    14,594        66,927        (2,389)
         Increase (decrease) in other long-term liabilities           (1,275)        7,231        (2,431)
--------------------------------------------------------------------------------------------------------
Net Cash Flows From Operating Activities                              15,287        96,597       192,692

CASH FLOWS FROM (USED BY) INVESTING ACTIVITIES:
     Purchases of property, plant and equipment                      (49,792)      (47,223)      (53,022)
     Acquisition of Coil Steels Group, net of cash received               --        (6,834)           --
     Acquisition of fabrication businesses                           (13,416)           --            --
     Sale of assets of SMI-Owen                                           --        19,705            --
     Sales of property, plant and equipment                            1,388         3,496         2,866
--------------------------------------------------------------------------------------------------------
Net Cash Used By Investing Activities                                (61,820)      (30,856)      (50,156)

CASH FLOWS FROM (USED BY) FINANCING ACTIVITIES:
     Short-term trade financing arrangement                           15,000            --            --
     Short-term borrowings, net change                                    --        (9,981)      (88,673)
     Payments on long-term debt                                         (373)      (10,101)       (8,786)
     Stock issued under incentive and purchase plans                   6,216        30,238         4,383
     Treasury stock acquired                                         (14,610)           --        (6,716)
     Dividends paid                                                   (9,039)       (7,521)       (6,780)
--------------------------------------------------------------------------------------------------------
Net Cash From (Used By) Financing Activities                          (2,806)        2,635      (106,572)
--------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents                     (49,339)       68,376        35,964

Cash and Cash Equivalents at Beginning of Year                       124,397        56,021        20,057
--------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                          $   75,058    $  124,397    $   56,021
========================================================================================================

                                 See notes to consolidated financial statements.

Commercial Metals Company and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 Common Stock
                                           ------------------------
                                                                                    Accumulated
                                                                      Additional       Other
                                           Number of                   Paid-In     Comprehensive   Retained
(in thousands, except share data)            Shares       Amount       Capital     Income (Loss)   Earnings
-----------------------------------------------------------------------------------------------------------
Balance, September 1, 2000                 16,132,583   $    80,663    $ 14,231      $ (1,591)     $405,317
   Comprehensive income:
      Net earnings                                                                                   23,772
      Other comprehensive loss-
         Unrealized loss on derivatives,
            net of taxes of $7                                                            (14)
         Foreign currency translation
            adjustment                                                                   (356)

   Comprehensive income
   Cash dividends                                                                                    (6,780)
   Treasury stock acquired
   Stock issued under incentive
      and purchase plans                                                   (301)
-----------------------------------------------------------------------------------------------------------
Balance, August 31, 2001                   16,132,583        80,663      13,930        (1,961)      422,309
===========================================================================================================
   Comprehensive income:
      Net earnings                                                                                   40,525
      Other comprehensive income (loss)-
         Foreign currency translation
            adjustment                                                                    513
         Unrealized loss on derivatives,
            net of taxes of $(5)                                                          (10)

   Comprehensive income
   Cash dividends                                                                                    (7,521)
   2-for-1 stock split                     16,132,583        80,663     (17,354)                    (63,309)
   Stock issued under incentive
      and purchase plans                                                   (873)
   Tax benefits from stock plans                                          4,467
-----------------------------------------------------------------------------------------------------------
Balance, August 31, 2002                   32,265,166       161,326         170        (1,458)      392,004
===========================================================================================================
   Comprehensive income:
      Net earnings                                                                                   18,904
      Other comprehensive income (loss)-
         Foreign currency translation
            adjustment                                                                  3,855
         Unrealized loss on derivatives,
            net of taxes of $(16)                                                         (29)

   Comprehensive income
   Cash dividends                                                                                    (9,039)
   Treasury stock acquired
   Stock issued under incentive
      and purchase plans                                                    363
   Tax benefits from stock plans                                            330
-----------------------------------------------------------------------------------------------------------
Balance, August 31, 2003                   32,265,166   $   161,326    $    863      $  2,368      $401,869
===========================================================================================================

                                                      Treasury Stock
                                            ---------------------------------
                                            Number of
(in thousands, except share data)            Shares       Amount      Total
-----------------------------------------------------------------------------
Balance, September 1, 2000                 (2,959,908)   $(79,815)   $418,805
   Comprehensive income:
      Net earnings                                                     23,772
      Other comprehensive loss-
         Unrealized loss on derivatives,
            net of taxes of $7                                            (14)
         Foreign currency translation
            adjustment                                                   (356)
                                                                     --------
   Comprehensive income                                                23,402
   Cash dividends                                                      (6,780)
   Treasury stock acquired                   (271,500)     (6,716)     (6,716)
   Stock issued under incentive
      and purchase plans                      177,419       4,684       4,383
-----------------------------------------------------------------------------
Balance, August 31, 2001                   (3,053,989)    (81,847)    433,094
=============================================================================
   Comprehensive income:
      Net earnings                                                     40,525
      Other comprehensive income (loss)-
         Foreign currency translation
            adjustment                                                    513
         Unrealized loss on derivatives,
            net of taxes of $(5)                                          (10)
                                                                     --------
   Comprehensive income                                                41,028
   Cash dividends                                                      (7,521)
   2-for-1 stock split                     (3,053,989)
   Stock issued under incentive
      and purchase plans                    2,361,265      31,111      30,238
   Tax benefits from stock plans                                        4,467
-----------------------------------------------------------------------------
Balance, August 31, 2002                   (3,746,713)    (50,736)    501,306
=============================================================================
   Comprehensive income:
      Net earnings                                                     18,904
      Other comprehensive income (loss)-
         Foreign currency translation
            adjustment                                                  3,855
         Unrealized loss on derivatives,
            net of taxes of $(16)                                         (29)
                                                                     --------
   Comprehensive income                                                22,730
   Cash dividends                                                      (9,039)
   Treasury stock acquired                   (951,410)    (14,610)    (14,610)
   Stock issued under incentive
      and purchase plans                      427,647       5,853       6,216
   Tax benefits from stock plans                                          330
-----------------------------------------------------------------------------
Balance, August 31, 2003                   (4,270,476)   $(59,493)   $506,933
=============================================================================

                                 See notes to consolidated financial statements.

Commercial Metals Company and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS The Company manufactures, recycles and markets steel and metal products and related materials. Its manufacturing and recycling facilities and primary markets are located in the Sunbelt from the mid-Atlantic area through the West. Through its global marketing offices, the Company markets and distributes steel and nonferrous metal products and other industrial products worldwide. As more fully discussed in Note 13, the manufacturing segment is the most dominant in terms of capital assets and adjusted operating profit.

CONSOLIDATION The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

Investments in 20% to 50% owned affiliates are accounted for on the equity method. All investments under 20% are accounted for under the cost method.

REVENUE RECOGNITION Generally, sales are recognized when title passes to the customer. Some of the revenues related to the steel fabrication operations are recognized on the percentage of completion method. Due to uncertainties inherent in the estimation process, it is at least reasonably possible that completion costs for certain projects will be further revised in the near-term.

CASH AND CASH EQUIVALENTS The Company considers temporary investments that are short term (generally with original maturities of three months or less) and highly liquid to be cash equivalents.

INVENTORIES Inventories are stated at the lower of cost or market. Inventory cost for most domestic inventories is determined by the last-in, first-out
(LIFO) method; cost of international and remaining inventories is determined by the first-in, first-out (FIFO) method.

Elements of cost in finished goods inventory in addition to the cost of material include depreciation, amortization, utilities, consumable production supplies, maintenance and production wages. Also, the costs of departments that support production including materials management and quality control, are allocated to inventory.

PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of the assets. Provision for amortization of leasehold improvements is made at annual rates based upon the estimated useful lives of the assets or terms of the leases, whichever is shorter. At August 31, 2003, the useful lives used for depreciation and amortization were as follows:

     Buildings                  7 to 40 years
     Equipment                  3 to 15 years
     Leasehold improvements     3 to 10 years

We evaluate the carrying value of property, plant and equipment whenever a change in circumstances indicates that the carrying value may not be recoverable from the undiscounted future cash flows from operations. If we determine that impairment exists, we reduce the net book values to fair values as warranted. Major maintenance is expensed as incurred.

START-UP COSTS Start-up costs associated with the acquisition and expansion of manufacturing and recycling facilities are expensed as incurred.

ENVIRONMENTAL COSTS The Company accrues liabilities for environmental investigation and remediation costs based upon estimates regarding the number of sites for which the Company will be responsible, the scope and cost of work to be performed at each site, the portion of costs that will be shared with other parties and the timing of remediation. Where amounts and timing can be reliably estimated, amounts are discounted. Where timing and amounts cannot be reasonably determined, a range is estimated and the lower end of the range is recognized on an undiscounted basis.

STOCK-BASED COMPENSATION The Company accounts for stock options granted to employees and directors using the intrinsic value based method of accounting. Under this method, the Company does not recognize compensation expense for the stock options because the exercise price is equal to the market price of the underlying stock on the date of the grant.

The Black-Scholes option pricing model was used to calculate the pro forma stock-based compensation costs. The following assumptions were required as of August 31:

-----------------------------------------------------------------------------
                                         2003        2002          2001
-----------------------------------------------------------------------------
Risk-free interest rate                  3.05%       4.42%         4.84%
Expected life                            5.44 years  5.44 years    4.60 years
Expected volatility                      .257        .250          .232
Expected dividend yield                   1.8%        1.7%          1.7%

If the Company had used the Black-Scholes fair-value based method of accounting, net earnings and earnings per share would have been reduced to the pro forma amounts listed in the table below. For purposes of pro forma earnings disclosures, the assumed compensation expense is amortized over the options' vesting periods. The pro forma information includes options granted in preceding years.

(in thousands,
except per share data)                     2003          2002         2001
-----------------------------------------------------------------------------
Net earnings, as reported                $  18,904     $  40,525    $  23,772
Pro forma stock-based
     compensation cost                       1,875         1,637        1,195
                                         ------------------------------------
Net earnings, pro forma                  $  17,029     $  38,888    $  22,577
Net earnings per share, as reported
     Basic                               $    0.67     $    1.48    $    0.91
     Diluted                             $    0.66     $    1.43    $    0.90
Net earnings per share, pro forma
     Basic                               $    0.60     $    1.42    $    0.86
     Diluted                             $    0.60     $    1.37    $    0.86

The Black-Scholes weighted-average per share fair value of the options granted in 2003, 2002 and 2001 was $3.47, $4.52 and $2.77, respectively.

INCOME TAXES The Company and its U.S. subsidiaries file a consolidated federal income tax return, and federal income taxes are allocated to subsidiaries based upon their respective taxable income or loss. Deferred income taxes are provided for temporary differences between financial and tax reporting. The principal differences are described in Note 6, Income Taxes. Benefits from tax credits are reflected currently in earnings. The Company provides for taxes on unremitted earnings of foreign subsidiaries.

FOREIGN CURRENCY The functional currency of the Company's international subsidiaries in Australia, the United Kingdom, and Germany is the local currency. Effective September 1, 2002, most of the Company's subsidiaries in Europe changed their functional currency to the Euro. This change did not materially impact the financial condition or results of operations of the Company. The remaining international subsidiaries' functional currency is the United States dollar. Translation adjustments are reported as a component of accumulated other comprehensive loss.

USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make significant estimates regarding assets and liabilities and associated revenues and expenses. Management believes these estimates to be reasonable; however, actual results may vary.

DERIVATIVES The Company records derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses from the changes in the values of the derivatives are recorded in the statement of earnings, or are deferred if they are highly effective in achieving offsetting changes in fair values or cash flows of the hedged items during the term of the hedge.

RECLASSIFICATIONS Certain reclassifications have been made in the 2002 and 2001 financial statements to conform to the classifications used in the current year.

RECENTLY ISSUED ACCOUNTING STANDARDS The Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," effective September 1, 2002. Goodwill was no longer amortized after that date. Goodwill was $6.8 million at August 31, 2003 and 2002. The comparison of 2003 to the prior year period was as follows:

                                        Year ended August 31,
                             ------------------------------------------
      (in thousands)            2003            2002            2001
-----------------------------------------------------------------------
Reported net earnings        $   18,904      $   40,525      $   23,772
Add: goodwill amortization           --             684             682
-----------------------------------------------------------------------
Adjusted net earnings        $   18,904      $   41,209      $   24,454
-----------------------------------------------------------------------

The goodwill amortization was $0.02 per basic and diluted share for the year ended August 31, 2002, and $0.03 per basic and diluted share for the year ended August 31, 2001.

Effective September 1, 2002, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires entities to record the fair value of a liability for an asset retirement obligation when it is incurred by increasing the carrying amount of the related longlived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful lives of the assets. The Company has asset retirement obligations relating to landfills which were no longer in use at the date of adoption of SFAS No. 143. The Company had previously recorded environmental liabilities related to the capping, closure and monitoring costs required for these landfills. Therefore, the transition to SFAS No. 143 did not have a significant impact on the Company's net earnings and related per share amounts. At August 31, 2003 and 2002, the Company had recorded $1.5 million and $1.7 million, respectively, relating to the landfill obligations.

In September 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The adoption of SFAS No. 144 did not significantly affect the Company's financial position, results of operations, or cash flows.

The Company adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," for all such activities initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a significant impact on the results of operations or financial position or cash flows of the Company.

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation (FIN) No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees on Indebtedness of Others," which applies to all guarantees issued or modified after December 31, 2002. The Company has not entered into or modified any significant guarantees since December 31, 2002, and therefore, no liability was recorded at August 31, 2003. The Company's existing guarantees at December 31, 2002 had been given at the request of a customer and its surety bond issuer. The Company has agreed to indemnify the surety against all costs that the surety may incur should the customer fail to perform its obligations under construction contracts covered by payment and performance bonds issued by the surety. As of August 31, 2003, the surety had issued bonds in the total amount (without reduction for the work performed to date) of $11.9 million, which are subject to the Company's guarantee obligation under the indemnity agreement. The fair value of these guarantees was not significant.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities." The consolidation requirement applies to entities established on or prior to January 31, 2003, in the first fiscal year or interim period ending after December 15, 2003. The Company does not expect FIN No. 46 to have an impact on its financial reporting.

NOTE 2. SALES OF ACCOUNTS RECEIVABLE

The Company has an accounts receivable securitization program (Securitization Program) which it utilizes as a cost-effective, short-term financing alternative. Under the Securitization Program, the Company and several of its subsidiaries (the Originators) periodically sell accounts receivable to the Company's wholly-owned consolidated special purpose subsidiary (CMCR). CMCR is structured to be a bankruptcy-remote entity. CMCR, in turn, sells an undivided percentage ownership interest (Participation Interest) in the pool of receivables to an affiliate of a third party financial institution (Buyer). CMCR may sell undivided interests of up to $130 million, depending on the Company's level of financing needs.

This Securitization Program is designed to enable receivables sold by the Company to CMCR to constitute true sales under U.S. Bankruptcy Laws, and the Company has received an opinion from counsel relating to the "true sale" nature of the program. As a result, these receivables are available to satisfy CMCR's own obligations to its third party creditors. The Company accounts for the Securitization Program in accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The transfers meet all of the criteria for a sale under SFAS No. 140. At the time a Participation Interest in the pool of receivables is sold, the amount is removed from the consolidated balance sheet and the proceeds from the sale are reflected as cash provided by operating activities.

At August 31, 2003 and 2002, uncollected accounts receivable of $152 million and $146 million, respectively, had been sold to CMCR, and the Company's undivided interest in these receivables was subordinate to any interest owned by the Buyer. At August 31, 2003 and 2002, no Participation Interests in CMCR's accounts receivable pool were owned by the Buyer and, therefore, none were reflected as a reduction in accounts receivable on the Company's consolidated balance sheets.

Discounts (losses) on the sales of accounts receivable to the Buyer under this Program were $584 thousand, $793 thousand and $976 thousand for the years ended August 31, 2003, 2002 and 2001, respectively. These losses represented primarily the costs of funds and were included in selling, general and administrative expenses. The carrying amount of the Company's retained interest in the receivables approximated fair value due to the short-term nature of the collection period. The retained interest is determined reflecting 100% of any allowance for collection losses on the entire receivables pool. No other material assumptions are made in determining the fair value of the retained interest. The Company is responsible for servicing the entire pool of receivables. At August 31, 2003, the carrying amount of the Company's retained interest (representing the Company's interest in the receivable pool) was $152 million (100%) in the revolving pool of receivables of $152 million. The carrying amount of the Company's retained interest was $146 million (100%) in the revolving pool of receivables of $146 million at August 31, 2002.

In addition to the Securitization Program described above, the Company's international subsidiaries periodically sell accounts receivable. These arrangements also constitute true sales and, once the accounts are sold, they are no longer available to satisfy the Company's creditors in the event of bankruptcy. Uncollected accounts receivable that had been sold under these arrangements and removed from the consolidated balance sheets were $20.8 million and $2.1 million at August 31, 2003 and 2002, respectively.

NOTE 3. INVENTORIES

Before deduction of LIFO reserves of $17,403,000 and $8,074,000 at August 31, 2003 and 2002, respectively, inventories valued under the first-in, first-out method approximated replacement cost.

At August 31, 2003 and 2002, 64% and 72%, respectively, of total inventories were valued at LIFO. The remainder of inventories, valued at FIFO, consisted mainly of material dedicated to the marketing and distribution business.

The majority of the Company's inventories are in the form of finished goods, with minimal work in process. Approximately $20.5 million and $16.5 million were in raw materials at August 31, 2003 and 2002, respectively.

NOTE 4. CREDIT ARRANGEMENTS

In August 2003, the Company increased its commercial paper program to permit maximum borrowings of up to $275 million, an increase from the prior year $174.5 million level. The Company's commercial paper capacity is reduced by outstanding standby letters of credit under the 2003 program which totalled $20.6 million at August 31, 2003.

It is the Company's policy to maintain contractual bank credit lines equal to 100% of the amount of all commercial paper outstanding. On August 8, 2003, the Company arranged an unsecured revolving credit agreement with a group of sixteen banks consisting of a three-year, $275 million facility. These agreements provide for borrowing in United States dollars indexed to LIBOR. Facility fees of 22.5 basis points per annum are payable on the multi-year credit lines. The revolving credit agreement includes various covenants. The most restrictive of these requires maintenance of an interest coverage ratio of greater than three times and a debt/capitalization ratio of 55% (as defined). No compensating balances are required. The Company was in compliance with these requirements at August 31, 2003.

At August 31, 2003 and 2002, no borrowings were outstanding under the commercial paper program or the related revolving credit agreements.

The Company has numerous informal credit facilities available from domestic and international banks. These credit facilities are priced at bankers' acceptance rates or on a cost of funds basis. No compensating balances or commitment fees are required under these credit facilities. Amounts outstanding on these facilities relate to trade payables settled under Bankers Acceptances.

During August 2003, an international subsidiary of the Company entered into a $15 million short-term trade financing arrangement with a financial institution as a risk management technique relating to the subsidiary's purchase agreement with a Chinese supplier. Under the agreements, the Company advanced the $15 million to the supplier and will repay the bank only after the product is shipped in conformance with the specifications in the supply agreement. In the event of a default by the supplier, the Company's obligation to the bank would not exceed $1.5 million. The advance to the supplier was recorded in other current assets on the consolidated balance sheet.

Long-term debt and amounts due within one year are as follows, as of August 31:

(in thousands)                     2003         2002
------------------------------------------------------
7.20% notes due July 2005       $ 104,185    $ 104,775
6.75% notes due February 2009     100,000      100,000
6.80% notes due August 2007        50,000       50,000
Other                               1,452        1,825
------------------------------------------------------
                                  255,637      256,600
Less current maturities               640          631
------------------------------------------------------
                                $ 254,997    $ 255,969
======================================================

Interest on these notes is payable semiannually.

On April 9, 2002, the Company entered into two interest rate swaps to convert a portion of its fixed interest rate long-term debt commitment to a floating interest commitment. These arrangements adjust the Company's fixed to floating interest rate exposure as well as reduce overall financing costs. The swaps effectively convert interest on the $100 million debt due July 2005 from a fixed rate of 7.20% to a six month LIBOR (determined in arrears) plus 2.02%. The floating rate was 3.13% at July 15, 2003, the most recent reset date. The total fair value of both swaps, including accrued interest, was $4.6 million and $5.2 million at August 31, 2003 and 2002, respectively, and is recorded in other long-term assets, with a corresponding increase in the 7.20% long-term notes, representing the change in fair value of the hedged debt, net of accrued interest. These hedges were highly effective for the years ended August 31, 2003 and 2002.

The aggregate amounts of all long-term debt maturities for the five years following August 31, 2003 are (in thousands): 2004-$640; 2005-$104,819;
2006-$65; 2007-$50,028; 2008 and thereafter-$100,085.

Interest expense is comprised of the following:

                            Year ended August 31,
                       --------------------------------
(in thousands)           2003       2002        2001
-------------------------------------------------------
Long-term debt         $ 13,835  $  16,499    $  17,532
Commercial paper            189        145        7,076
Notes payable             1,314      2,064        3,000
-------------------------------------------------------
                       $ 15,338  $  18,708    $  27,608
=======================================================

Interest of $254,000, $447,000, and $1,111,000 was capitalized in the cost of property, plant and equipment constructed in 2003, 2002, and 2001, respectively. Interest of $14,393,000, $18,879,000, and $28,704,000 was paid in 2003, 2002, and 2001, respectively.

NOTE 5. FINANCIAL INSTRUMENTS, MARKET AND CREDIT RISK

Generally accepted accounting principles require disclosure of an estimate of the fair value of the Company's financial instruments as of year end. These estimated fair values disregard management intentions concerning these instruments and do not represent liquidation proceeds or settlement amounts currently available to the Company. Differences between historical presentation and estimated fair values can occur for many reasons including taxes, commissions, prepayment penalties, make-whole provisions and other restrictions as well as the inherent limitations in any estimation technique.

Due to near-term maturities, allowances for collection losses, investment grade ratings and security provided, the following financial instruments' carrying amounts are considered equivalent to fair value:

     - Cash and cash equivalents

     - Accounts receivable/payable

     - Short-term trade financing arrangement

The Company's long-term debt is predominantly publicly held. Fair value was determined by indicated market values.

                                      August 31,
                                 --------------------
(in thousands)                      2003      2002
-----------------------------------------------------
Long-Term Debt:
     Carrying amount             $ 255,637  $ 256,600
     Estimated fair value          278,497    259,656
=====================================================

The Company maintains both corporate and divisional credit departments. Credit limits are set for customers. Credit insurance is used for some of the Company's divisions. Letters of credit issued or confirmed by sound financial institutions are obtained to further ensure prompt payment in accordance with terms of sale; generally, collateral is not required.

In the normal course of its marketing activities, the Company transacts business with substantially all sectors of the metals industry. Customers are internationally dispersed, cover the spectrum of manufacturing and distribution, deal with various types and grades of metal and have a variety of end markets in which they sell. The Company's historical experience in collection of accounts receivable falls within the recorded allowances. Due to these factors, no additional credit risk, beyond amounts provided for collection losses, is believed inherent in the Company's accounts receivable.

During the year ended August 31, 2003, the Company acquired $1.5 million in property, plant and equipment in a noncash transaction after foreclosing on a delinquent note receivable from a customer.

The Company's worldwide operations and product lines expose it to risks from fluctuations in foreign currency exchange rates and metals commodity prices.
The objective of the Company's risk management program is to mitigate these risks using futures or forward contracts (derivative instruments). The Company enters into metal commodity forward contracts to mitigate the risk of unanticipated declines in gross margin due to the volatility of the commodities' prices, and enters into foreign currency forward contracts which match the expected settlements for purchases and sales denominated in foreign currencies. The Company designates as hedges for accounting purposes only those contracts which closely match the terms of the under lying transaction. These hedges resulted in substantially no ineffectiveness in the statements of earnings for the years ended

August 31, 2003, 2002 and 2001. Certain of the foreign currency and all of the commodity contracts were not designated as hedges for accounting purposes, although management believes they are essential economic hedges. The changes in fair value of these instruments resulted in a $328 thousand decrease, a $208 thousand decrease and a $452 thousand increase in cost of goods sold for the years ended August 31, 2003, 2002 and 2001, respectively. All of the instruments are highly liquid and none are entered into for speculative purposes.

At August 31, 2003 and 2002, derivative assets recorded in other current assets were $1.8 million and $1.6 million, respectively, and derivative liabilities of $1.7 million and $1.4 million, respectively, were recorded in other current liabilities.

See Note 4, Credit Arrangements, regarding the Company's interest rate hedges.

NOTE 6. INCOME TAXES

The provisions for income taxes include the following:

                               Year ended August 31,
                          --------------------------------
(in thousands)            2003          2002       2001
----------------------------------------------------------
Current:
     United States     $  (2,220)   $  18,173    $  13,498
     Foreign               1,848        1,532            8
     State and local         257          500        1,863
----------------------------------------------------------
                            (115)      20,205       15,369
Deferred                  11,605        2,408         (726)
----------------------------------------------------------
                       $  11,490    $  22,613    $  14,643
==========================================================

During 2002, the Company favorably resolved all issues for its federal income tax returns through 1999. Management reevaluated the tax accruals resulting in a net decrease of approximately $1,000,000 in 2002.

Taxes of $3,930,000, $11,016,000 and $8,691,000 were paid in 2003, 2002 and
2001, respectively.

Deferred taxes arise from temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. The sources and deferred long-term tax liabilities (assets) associated with these differences are:

                                                      August 31,
                                                ----------------------
(in thousands)                                     2003        2002
----------------------------------------------------------------------
Tax on difference between tax
     and book depreciation                      $  41,657    $  38,457
U.S. taxes provided on foreign
     income and foreign taxes                      15,585       11,857
Net operating losses
     (less allowances of $1,703 and $780)            (837)        (561)
Alternative minimum tax credit                     (1,713)      (1,713)
Other accruals                                     (3,662)      (9,183)
Other                                              (6,611)      (6,044)
----------------------------------------------------------------------
Total                                           $  44,419    $  32,813
======================================================================

Current deferred tax assets of $4.4 million and $12.3 million at August 31, 2003 and 2002, respectively, were included in other assets on the consolidated balance sheets. These deferred taxes were largely due to different book and tax treatments of various allowances and accruals. No valuation allowances were required at August 31, 2003 or 2002 for the current deferred tax assets.

The Company uses substantially the same depreciable lives for tax and book purposes. Changes in deferred taxes relating to depreciation are mainly attributable to differences in the basis of underlying assets recorded under the purchase method of accounting. As noted above, the Company provides United States taxes on unremitted foreign earnings. Net operating losses consist of $150 million of state net operating losses that expire during the tax years ending from 2006 to 2023. These assets will be reduced as tax expense is recognized in future periods. The $1.7 million alternative minimum tax credit is available indefinitely. The FSC Repeal and Extraterritorial Income Exclusion Act of 2000 replaced the Foreign Sales Corporation (FSC) tax benefits with the "extraterritorial income" exemption (ETI) for fiscal year 2002 and the years thereafter. The ETI exclusion maintains the same level of tax benefit for current FSC users.

The Company's effective tax rates were 37.8% for 2003, 35.8% for 2002, and 38.1% for 2001. Reconciliations of the United States statutory rates to the effective rates are as follows:

                           Year ended August 31,
                          -----------------------
                          2003     2002      2001
-------------------------------------------------
Statutory rate            35.0%    35.0%     35.0%
State and local taxes       .6      1.0       3.1
ETI                        (.9)    (1.2)     (1.1)
Other                      3.1      1.0       1.1
-------------------------------------------------
Effective tax rate        37.8%    35.8%     38.1%
=================================================

NOTE 7. CAPITAL STOCK

On May 20, 2002, the Company's Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend on its common stock. This stock split was effective June 28, 2002, to shareholders of record on June 7, 2002. On June 28, 2002 the Company issued 16,132,583 additional shares of common stock and transferred $17,354,000 from paid-in capital and $63,309,000 from retained earnings to common stock. All applicable share and per share amounts in the accompanying consolidated financial statements have been restated to reflect this stock split. Following the stock split, the Company also instituted a quarterly cash dividend of eight cents per share on the increased number of shares.

STOCK PURCHASE PLAN Almost all U.S. resident employees with a year of service at the beginning of each calendar year may participate in the Company's employee stock purchase plan. The Directors annually establish the purchase discount from the market price. The discount was 25% for each of the three years ended August 31, 2003, 2002 and 2001. In January 2003, the Company's stockholders approved an amendment to the plan that increased by 1,000,000 the maximum number of shares that may be eligible for issuance and increased the maximum number of shares that an eligible employee may purchase annually from 200 to 400 shares. Yearly activity of the stock purchase plan was as follows:

                            2003        2002         2001
-----------------------------------------------------------
Shares subscribed           289,210     282,780     347,640
     Price per share     $    12.35  $    12.48    $   9.48
Shares purchased            223,880     257,860      74,480
     Price per share     $    12.48  $     9.48    $  11.74
Shares available          1,141,946

The Company recorded compensation expense for this plan of $932,000, $815,000 and $291,000 in 2003, 2002 and 2001, respectively.

STOCK OPTION PLANS The 1986 Stock Incentive Plan (1986 Plan) ended November 23, 1996, except for awards outstanding. Under the 1986 Plan, stock options were awarded to full-time salaried employees. The option price was the fair market value of the Company's stock at the date of grant, and the options are exercisable two years from date of grant. The outstanding awards under this Plan are 100% vested and expire through 2006.

The 1996 Long-Term Incentive Plan (1996 Plan) was approved in December 1996. Under the 1996 Plan, stock options, stock appreciation rights, and restricted stock may be awarded to employees. The option price for both the stock options and the stock rights will not be less than the fair market value of the Company's stock at the date of grant. The outstanding awards under the 1996 Plan vest 50% after one year and 50% after two years from date of grant and will expire seven years after grant. The terms of the 1996 Plan resulted in additional authorized shares of 62,806 in 2003, 1,073,782 in 2002, and 67,270 in 2001. In addition, the Company's shareholders authorized an additional 1,000,000 shares during 2002.

In January 2000, the Company's stockholders approved the 1999 Non-Employee Director Stock Option Plan and authorized 400,000 shares to be made available for grant. Under this Plan, each outside director of the Company will receive annually an option to purchase 3,000 shares of the Company's stock. In addition, any outside director may elect to receive all or part of fees otherwise payable in the form of a stock option. The price of these options is the fair market value of the Company's stock at the date of the grant. The options granted automatically vest 50% after one year and 50% after two years from the grant date. Options granted in lieu of fees are immediately vested. All options expire seven years from the date of grant.

Combined information for shares subject to options for the three plans is as follows:

                                              Weighted
                                              Average      Price
                                              Exercise     Range
                                   Number      Price     Per Share
--------------------------------------------------------------------
September 1, 2000
     Outstanding                  4,350,860    $13.47   $ 6.31-15.97
     Exercisable                  3,559,810     13.06     6.31-15.44
     Granted                        803,672     11.71    10.95-13.23
     Exercised                     (320,422)    10.70     6.31-15.44
     Forfeited                      (99,932)    13.82    10.99-15.97
     Increase authorized             67,270
--------------------------------------------------------------------
August 31, 2001
     Outstanding                  4,734,178    $13.36   $ 9.21-15.97
     Exercisable                  3,608,052     13.47     9.21-15.97
     Granted                        805,380     17.28    17.17-21.42
     Exercised                   (2,212,903)    13.13     9.21-15.97
     Forfeited                      (80,920)    14.00    11.76-17.17
     Increase authorized          2,073,782
--------------------------------------------------------------------
August 31, 2002
     Outstanding                  3,245,735    $14.46   $10.10-21.42
     Exercisable                  2,111,744     13.94    10.10-18.05
     Granted                        847,430     14.56    14.54-15.10
     Exercised                     (211,618)    12.39    13.32-19.24
     Forfeited                      (36,629)    14.66    10.10-17.17
     Increase authorized             62,806
--------------------------------------------------------------------
August 31, 2003
     Outstanding                  3,844,918    $14.60   $10.97-21.42
     Exercisable                  2,655,803     14.24    10.97-21.42
     Available for grant          1,189,924
--------------------------------------------------------------------

Share information for options at August 31, 2003:

               Outstanding                               Exercisable
--------------------------------------------------------------------------------
                                 Weighted
                                 Average
                                 Remain-     Weighted                  Weighted
 Range of                       ing Con-      Average                   Average
 Exercise            Number     tractual      Exercise      Number     Exercise
   Price          Outstanding   Life (Yrs)     Price     Outstanding    Price
--------------------------------------------------------------------------------
$10.97-12.25         692,746       3.7       $   11.81      692,746    $   11.81
 13.13-15.10       1,954,972       3.7           14.32    1,134,222        14.16
 15.44-21.42       1,197,200       4.6           16.65      828,835        16.39
================================================================================
$10.97-21.42       3,844,918       4.0       $   14.60    2,655,803    $   14.24

PREFERRED STOCK Preferred stock has a par value of $1.00 a share, with 2,000,000 shares authorized. It may be issued in series, and the shares of each series shall have such rights and preferences as fixed by the Board of Directors when authorizing the issuance of that particular series. There are no shares of preferred stock outstanding.

STOCKHOLDER RIGHTS PLAN On July 28, 1999, the Company's Board of Directors adopted a stockholder rights plan pursuant to which stockholders were granted preferred stock rights (Rights) to purchase one one-thousandth of a share of the Company's Series A Preferred Stock for each share of common stock held. In connection with the adoption of such plan, the Company designated and reserved 100,000 shares of preferred stock as Series A Preferred Stock and declared a dividend of one Right on each outstanding share of the Company's common stock. Rights were distributed to stockholders of record as of August 9, 1999.

The Rights are represented by and traded with the Company's common stock. The Rights do not become exercisable or trade separately from the common stock unless at least one of the following conditions are met: a public announcement that a person has acquired 15% or more of the common stock of the Company or a tender or exchange offer is made for 15% or more of the common stock of the Company. Should either of these conditions be met and the Rights become exercisable, each Right will entitle the holder (other than the acquiring person or group) to buy one one-thousandth of a share of the Series A Preferred Stock at an exercise price of $150.00. Each fractional share of the Series A Preferred Stock will essentially be the economic equivalent of one share of common stock. Under certain circumstances, each Right would entitle its holder to purchase the Company's stock or shares of the acquirer's stock at a 50% discount. The Company's Board of Directors may choose to redeem the Rights (before they become exercisable) at $0.001 per Right. The Rights expire July 28, 2009.

NOTE 8. EMPLOYEES' RETIREMENT PLANS

Substantially all employees in the U.S. are covered by defined contribution profit sharing and savings plans. These tax qualified plans are maintained and contributions made in accordance with ERISA. The Company also provides certain eligible executives benefits pursuant to a non-qualified benefit restoration plan (BRP Plan) equal to amounts that would have been available under the tax qualified ERISA plans, but are not available due to limitations of ERISA, tax laws and regulations. Company contributions, which are discretionary, to all plans were $12,271,000, $14,685,000, and $10,611,000, for 2003, 2002 and 2001,
respectively.

The deferred compensation liability under the BRP Plan was $18.6 million and $14.4 million at August 31, 2003 and 2002, respectively, and recorded in other long-term liabilities. Though under no obligation to fund the plan, the Company has segregated mutual fund assets in a trust whose current value at August 31, 2003 and 2002 was $14.6 million and $13.2 million, respectively, and recorded in other long-term assets.

The Company has no significant postretirement obligations. The Company's historical costs for postemployment benefits have not been significant and are not expected to be in the future.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Minimum lease commitments payable by the Company and its consolidated subsidiaries for non-cancelable operating leases in effect at August 31, 2003, are as follows for the fiscal periods specified:

                                                Real
(in thousands)                   Equipment     Estate
------------------------------------------------------
2004                             $   4,000    $  5,318

2005                                 3,188       4,689

2006                                 2,290       3,901

2007                                 1,737       3,328

2008 and thereafter                  2,483       9,736
------------------------------------------------------
                                 $  13,698    $ 26,972
======================================================

Total rental expense was $13,428,000, $11,774,000 and $11,483,000 in 2003, 2002
and 2001, respectively.

CONSTRUCTION CONTRACT DISPUTES During 2001, the Company increased its litigation accrual (included in accrued expenses and other payables) by $8.3 million due to an adverse judgment from a trial. At August 31, 2002, $9.6 million was accrued (including interest). The judgment was upheld on appeal and paid in 2003.

In another matter, a subsidiary of the Company, SMI-Owen Steel Company, Inc. (SMI-Owen) entered into a fixed price contract with the design/builder general contractor (D/B) to furnish, erect and install structural steel and certain other materials along with related design and engineering work for the construction of a large hotel and casino complex. In connection with the contract, the D/B secured insurance under a subcontractor/vendor default protection policy which named the Company as an insured in lieu of performance and payment bonds. The Company made a claim against the insurance company for expenses incurred from the default of a large subcontractor. During 2002, the Company and the insurance company settled related litigation filed by the Company, and the Company recovered $15 million which included recovery of a $6.6 million claim receivable, receipt of an additional amount ($7.4 million), the release of the balance of $1 million of previously escrowed funds and, subject to certain contingencies, reimbursement of an additional amount (up to $3 million). The $7.4 million in excess of the claim receivable and escrow amount released was recorded as deferred insurance proceeds (in other long-term liabilities at August 31, 2002) pending final resolution of the Company's disputes with the D/B. At August 31, 2002 and 2001, the Company maintained contract receivables of $7.2 million from the D/B. Such amounts are included within other assets on the accompanying balance sheets. During 2003, SMI-Owen settled, contingent upon completion and approval by the Bankruptcy Court which has jurisdiction over one of the parties, all disputes between SMI-Owen, the D/B and the owner of the Project. SMI-Owen will pay $1.25 million of the $3.5 million settlement payment with $2.25 million to be paid by the insurance company. Final resolution of this dispute will resolve all material claims asserted against SMI-Owen arising from the Project. The Company reduced its accrual for the deferred insurance proceeds by $937,000 at August 31, 2003 to reflect this settlement. The settlement agreement provides that SMI-Owen reserves all rights with regards to pending litigation against an insurance broker for insurance benefits not received by SMI-Owen due to the broker's acts, errors, omissions and other conduct related to the insurance program for the Project.

The Company is involved in various other claims and lawsuits incidental to its business. In the opinion of management, these claims and suits in the aggregate will not have a material adverse effect on the results of operations or the financial position of the Company.

ENVIRONMENTAL AND OTHER MATTERS In the ordinary course of conducting its business, the Company becomes involved in litigation, administrative proceedings and governmental investigations, including environmental matters. Management believes that adequate provision has been made in the financial statements for the potential impact of these issues, and that the outcomes will not significantly impact the results of operations or the financial position of the Company, although they may have a material impact on earnings for a particular quarter.

The Company has received notices from the U.S. Environmental Protection Agency
(EPA) or equivalent state agency that it is considered a potentially responsible party (PRP) at fourteen sites, none owned by the Company, and may be obligated under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA) or similar state statute to conduct remedial investigations, feasibility studies, remediation and/or removal of alleged releases of hazardous substances or to reimburse the EPA for such activities. The Company is involved in litigation or administrative proceedings with regard to several of these sites in which the Company is contesting, or at the appropriate time may contest, its liability at the sites. In addition, the Company has received information requests with regard to other sites which may be under consideration by the EPA as potential CERCLA sites.

Some of these environmental matters or other proceedings may result in fines, penalties or judgments being assessed against the Company. While the Company is unable to estimate precisely the ultimate dollar amount of exposure to loss in connection with the above-referenced matters, it makes accruals as warranted. Due to evolving remediation technology, changing regulations, possible third-party contributions, the inherent shortcomings of the estimation process and other factors, amounts accrued could vary significantly from amounts paid. Accordingly, it is not possible to estimate a meaningful range of possible exposure. It is the opinion of the Company's management that the outcome of these proceedings, individually or in the aggregate, will not have a material adverse effect on the results of operations or the financial position of the Company.

NOTE 10. EARNINGS PER SHARE

In calculating earnings per share, there were no adjustments to net earnings to arrive at income for any years presented. The stock options granted June 7, 2002, with total outstanding share commitments of 10,000 at year end, are antidilutive.

                                                   August 31,
                                      ------------------------------------
                                         2003         2002         2001
--------------------------------------------------------------------------
Shares outstanding
   for basic
   earnings per share                 28,202,979   27,377,083   26,059,122
Effect of dilutive securities:
   Stock options/
   purchase plans                        402,616      898,208      261,866
--------------------------------------------------------------------------
Shares outstanding for
   diluted earnings
   per share                          28,605,595   28,275,291   26,320,988
==========================================================================

At August 31, 2003, the Company had authorization to purchase 1,116,152 of its common shares.

NOTE 11. ACCRUED EXPENSES AND OTHER PAYABLES

                                             August 31,
                                      -----------------------
(in thousands)                           2003         2002
-------------------------------------------------------------
Salaries, wages and commissions       $   37,698   $   31,544
Insurance                                 13,562       12,987
Employees' retirement plans               11,325       15,086
Advance billings on contracts             10,787        7,855
Taxes other than income taxes              8,699        9,470
Freight                                    8,228        5,980
Litigation accruals                        6,650       16,416
Interest                                   1,833        1,901
Other                                     28,189       32,369
-------------------------------------------------------------
                                      $  126,971   $  133,608
=============================================================

NOTE 12. ACQUISITIONS

In January 2003, the Company acquired substantially all of the operating assets of E.L. Wills, Inc., a rebar fabrication company located in Fresno, California, specializing in commercial and industrial construction throughout the states of California and Nevada for $4.2 million cash.

In May, 2003, the Company acquired substantially all of the operating assets of the Denver, Colorado location of Symons Corporation for $5.6 million cash. This acquisition expands the Company's concrete form and construction-related product sales in the western part of the United States.

Effective August 31, 2003, the Company acquired substantially all of the operating assets of Dunn Del Re Steel, Inc., a rebar fabrication company located in Chandler, Arizona for $3.6 million cash and the assumption of a $625 thousand note payable. Its primary market is Arizona, extending also to Utah, New Mexico, California and Nevada. The purchase price allocation for Dun Del Re Steel has been prepared on a preliminary basis, and reasonable changes may be made following valuation by business appraisers of the intangible assets.

Operations of the acquired entities are reflected in the consolidated statement of earnings from the date of their respective acquisitions. The pro forma impact on operations, as of the beginning of 2003, of these acquisitions would not have been materially different from the actual results.

The following is a summary of the allocation of purchase price for these acquisitions as of the date the assets were acquired (in thousands):

                                         E.L.                      Dunn
                                        Wills        Symons       Del Re       Total
---------------------------------------------------------------------------------------
Inventory                             $    1,227   $      173   $      575   $    1,975

Property, plant
   and equipment                           2,215           55        2,435        4,705

Rental equipment                              --        4,400           --        4,400

Identifiable intangible
   assets                                    705        1,000        1,220        2,925

Note payable                                  --           --         (625)        (625)

Other                                         52           --          (16)          36
---------------------------------------------------------------------------------------
Total                                 $    4,199   $    5,628   $    3,589   $   13,416
=======================================================================================

Rental equipment and intangible assets are included in long-term other assets on the August 31, 2003 consolidated balance sheet. The intangible assets acquired include trade names, customer lists and backlogs, all of which have finite lives and are being amortized. The estimated annual amortization of intangibles is not expected to be material.

In July 2003, the Company's subsidiary, Commercial Metals (International) AG, entered into a purchase agreement to buy 71.1% of the outstanding shares of Huta Zawiercie, S.A. in Zawiercie, Poland for approximately $50 million in cash and $32 million assumed long-term debt. Huta Zawiercie operates a steel minimill similar to those operated by the Company's steel group. Its annual capacity is about 1 million tons consisting mainly of rebar and wire rod products. This transaction is expected to be completed by December 15, 2003.

NOTE 13. Business Segments

The Company's reportable segments are based on strategic business areas, which offer different products and services. These segments have different lines of management responsibility as each business requires different marketing strategies and management expertise.

Following the acquisitions of Huta Zawiercie, S.A. (CMCZ) and The Lofland Company and subsidiaries (Lofland) in December 2003, the Company has five reportable segments: domestic mills, CMCZ, fabrication, recycling and marketing and distribution. Prior year results have been revised to be consistent with the new segment presentation.

The domestic mills segment includes the Company's domestic steel minimills (including the scrap processing facilities which directly support these mills) and the copper tube minimill. The newly-acquired CMCZ minimill and subsidiaries in Poland will be presented as a separate segment because the economic characteristics of their markets and the regulatory environment in which they operate are not similar to that of the Company's domestic minimills. The fabrication segment consists of the steel group's other steel and joist fabrication operations (including Lofland), fence post manufacturing plants, construction-related and other products. Following the acquisition of Lofland, the Company's chief operating decision maker began reviewing the results of fabrication operations separately, thus necessitating the reporting of these operations as a separate segment. The domestic mills and fabrication segments' businesses operate primarily in the southern and western United States. Recycling consists of the Secondary Metals Processing Division's scrap processing and sales operations primarily in Texas, Florida and the southern United States. Marketing and distribution includes both domestic and international operations for the sales, distribution and processing of both ferrous and nonferrous metals and other industrial products. The segment's activities consist only of physical transactions and not speculation. Corporate and Eliminations contains eliminations of intersegment transactions, expenses of the Company's corporate headquarters and interest expense relating to our long-term public debt and commercial paper program.

The Company uses adjusted operating profit to measure segment performance. Intersegment sales are generally priced at prevailing market prices. Certain corporate administrative expenses are allocated to segments based upon the nature of the expense. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

The following presents information regarding the Company's domestic operations and operations outside of the United States:


                              External Net Sales for the
                                Year ended August 31,
                      ----------------------------------------

(in thousands)            2003           2002           2001
                          ----           ----           ----

United States         $1,689,645     $1,708,863     $1,714,898
Non United States      1,186,240        771,078        755,235
                      ----------------------------------------
Total                 $2,875,885     $2,479,941     $2,470,133



                               Long-Lived Assets
                             Year ended August 31,
                      ----------------------------------

(in thousands)          2003         2002         2001
                        ----         ----         ----

United States         $409,298     $421,332     $449,121
Non United States       21,691       14,492        9,812
                      ----------------------------------
Total                 $430,989     $435,824     $458,933

Summarized data for the Company's international operations located outside of the United States (principally in Europe, Australia and the Far East) are as follows:


                                             Year ended August 31,
                                             ---------------------

(in thousands)                           2003         2002         2001
                                         ----         ----         ----

Net sales - unaffiliated customers     $626,257     $378,745     $266,609
Total assets                            186,322      124,870       83,743

The following is a summary of certain financial information by reportable segment:

                                                                                                          Adjustments
                                Domestic                                      Marketing                       and
2003 (dollars in thousands)       Mills        Fabrication    Recycling   and Distribution   Corporate    Eliminations  Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Net sales-
   unaffiliated customers      $  596,418      $  739,677     $  409,554     $1,129,777      $     459    $       --      $2,875,885
Intersegment sales                173,635           2,961         31,890         19,920           --        (228,406)             --
                               -----------------------------------------------------------------------------------------------------
     Net sales                    770,053         742,638        441,444      1,149,697            459      (228,406)      2,875,885
Adjusted operating
   profit (loss)                   19,664             701         15,206         21,784        (11,039)           --          46,316
Interest expense (income)*           (273)          3,649            844          1,214         10,158          (254)         15,338
Capital expenditures               25,979          17,473          5,765          3,560          2,428            --          55,205
Deprec. and amort.                 37,908          12,319          7,936          2,134            906            --          61,203
Total assets                      412,403         326,541        106,749        342,752         86,961            --       1,275,406

                                                                                                          Adjustments
                                 Domestic                                  Marketing                          and
2002 (dollars in thousands)        Mills    Fabrication      Recycling  and Distribution   Corporate      Eliminations  Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Net sales-
   unaffiliated customers      $  559,420    $  802,888     $  354,387     $  762,584      $     662      $       --      $2,479,941
Intersegment sales                161,901         2,288         23,667         14,428             --        (202,284)             --
                               -----------------------------------------------------------------------------------------------------
     Net sales                    721,321       805,176        378,054        777,012            662        (202,284)      2,479,941
Adjusted operating
   profit (loss)                   41,006        30,441          5,098         14,196         (8,102)             --          82,639
Interest expense (income)*           (583)        4,532          1,011          1,050         13,145            (447)         18,708
Capital expenditures               20,364        18,682          4,723          9,323            965              --          54,057
Deprec. and amort.                 37,206        12,332          9,650          1,609            782              --          61,579
Total assets                      421,706       298,744         98,847        262,111        148,668              --       1,230,076



                                                                                                          Adjustments
                                 Domestic                                     Marketing                       and
2001 (dollars in thousands)        Mills      Fabrication     Recycling   and Distribution   Corporate    Eliminations  Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Net sales-
   unaffiliated customers      $  529,202     $  815,281     $  371,298      $  752,723      $   1,629     $       --     $2,470,133
Intersegment sales                142,890          4,186         22,539          18,433             --       (188,048)            --
                               -----------------------------------------------------------------------------------------------------
     Net sales                    672,092        819,467        393,837         771,156          1,629       (188,048)     2,470,133
Adjusted operating
   profit (loss)                   42,615         14,085         (2,324)          7,833          4,790             --         66,999
Interest expense (income)*            532         10,053          2,165           1,332         14,637         (1,111)        27,608
Capital expenditures               23,405         22,574          5,587           1,208            248             --         53,022
Deprec. and amort.                 42,239         12,163         11,005           1,124            741             --         67,272
Total assets                      405,431        334,194         93,268         188,405         60,648             --      1,081,946

*Includes intercompany interest in the segments.

The following table provides a reconciliation of adjusted operating profit
(loss) to net earnings (loss):

ADJUSTED OPERATING PROFIT RECONCILIATION

                                                                                                           Corporate
                                    Domestic                                             Marketing            and
(in thousands)                        Mills          Fabrication        Recycling    and Distribution     Eliminations      Total
------------------------------------------------------------------------------------------------------------------------------------
Year ended August 31, 2003:
Net earnings (loss)                 $ 13,188          $    369          $ 10,006          $ 15,529          $(20,188)     $ 18,904
Income taxes                           6,288               189             5,104             4,753            (4,844)       11,490
Interest expense                          10               120                 5             1,313            13,890        15,338
Discounts on sales of
    accounts receivable                  178                23                91               189               103           584
                                    ------------------------------------------------------------------------------------------------
Adjusted operating profit (loss)    $ 19,664          $    701          $ 15,206          $ 21,784          $(11,039)     $ 46,316


                                                                                                      Corporate
                                        Domestic                                       Marketing         and
(in thousands)                            Mills        Fabrication     Recycling   and Distribution   Eliminations         Total
------------------------------------------------------------------------------------------------------------------------------------
Year ended August 31, 2002:
Net earnings (loss)                     $ 26,327        $ 18,699        $  3,741        $  8,085        $(16,327)        $ 40,525
Income taxes                              14,277          11,462           1,187           3,769          (8,082)          22,613
Interest expense                              73             218               4           2,039          16,374           18,708
Discounts on sales of
    accounts receivable                      329              62             166             303             (67)             793
                                        --------------------------------------------------------------------------------------------
Adjusted operating profit (loss)        $ 41,006        $ 30,441        $  5,098        $ 14,196        $ (8,102)        $ 82,639


                                                                                                        Corporate
                                        Domestic                                        Marketing          and
(in thousands)                            Mills        Fabrication      Recycling   and Distribution    Eliminations        Total
-----------------------------------------------------------------------------------------------------------------------------------
Year ended August 31, 2001:
Net earnings (loss)                     $ 25,706        $  9,120        $ (1,579)        $  3,612        $(13,087)        $ 23,772
Income taxes                              16,587           4,563            (903)           2,139          (7,743)          14,643
Interest expense                              19             338              12            1,798          25,441           27,608
Discounts on sales of
    accounts receivable                      303              64             146              284             179              976
                                        ------------------------------------------------------------------------------------------
Adjusted operating profit (loss)        $ 42,615        $ 14,085        $ (2,324)        $  7,833        $  4,790         $ 66,999

NOTE 14. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data for fiscal 2003, 2002 and 2001 are as follows (in thousands except per share data):

                                Three Months Ended 2003
                       ---------------------------------------------
                        Nov. 30     Feb. 28     May 31      Aug. 31
--------------------------------------------------------------------
Net sales              $ 636,179   $ 660,816   $ 774,151   $ 804,739
Gross profit              61,060      67,919      74,419      85,641
Net earnings               2,205       2,933       3,022      10,744
Basic EPS                   0.08        0.10        0.11        0.38
Diluted EPS                 0.08        0.10        0.11        0.38

                                Three Months Ended 2002
                       ---------------------------------------------
                        Nov. 30     Feb. 28     May 31      Aug. 31
--------------------------------------------------------------------
Net sales              $ 572,168   $ 574,325   $ 651,604   $ 681,844
Gross profit              78,095      74,880      92,120      72,319
Net earnings               8,482       6,572      16,433       9,038
Basic EPS                   0.32        0.24        0.59        0.32
Diluted EPS                 0.32        0.24        0.56        0.31

                                Three Months Ended 2001
                       ---------------------------------------------
                        Nov. 30     Feb. 28     May 31      Aug. 31
--------------------------------------------------------------------
Net sales              $ 601,926   $ 584,188   $ 629,435   $ 654,584
Gross profit              70,844      58,253      82,893      85,330
Net earnings (loss)       (2,421)      1,590      10,569      14,034
Basic EPS (loss)           (0.09)       0.06        0.41        0.54
Diluted EPS (loss)         (0.09)       0.06        0.40        0.53

The quantities and costs used in calculating cost of goods sold on a quarterly basis include estimates of the annual LIFO effect. The actual effect cannot be known until the year end physical inventory is completed and quantity and price indices are developed. The quarterly cost of goods sold above includes such estimates. The final determination of inventory quantities and prices resulted in $857 thousand after-tax expense in the fourth quarter 2003. Fourth quarter 2002 net earnings decreased $1.1 million after the final determination of quantities and prices was made. Fourth quarter 2001 net earnings were not significantly impacted.

In recording accruals for workers' compensation expense, management relies on prior years' experience and information from third party administrators in making estimates. Results at the end of fiscal year 2002 and 2001 indicated a decline in the number of claims resulting in a $1.0 million and $2.1 million reduction, respectively, in the accrual during the fourth quarters.

During the third quarter of fiscal 2003, a subsidiary of the Company was notified that a customer, now in bankruptcy proceedings, alleged the subsidiary received payments from the customer within 90 days of bankruptcy filing which are voidable and should be returned to the bankruptcy estate. The payments were for materials and services sold by the subsidiary to the customer. The company had accrued $1 million as of May 31, 2003 relating to this matter. During the three months ended August 31, 2003, this dispute was settled subject to Bankruptcy Court approval for $118 thousand.

Following a revised Court ruling, the Company reduced its litigation accrual by $2.5 million during the fourth quarter 2001.

NOTE 15. SUBSEQUENT EVENTS

In November 2003, the Company repurchased $89 million of its 7.20% notes due in 2005. As a result of this debt repurchase, the Company will record a pre-tax charge of approximately $2.8 million.

Also, in November 2003, the Company issued $200 million of fixed rate notes due in November 2013. The interest rate is 5.625%. Interest is payable semiannually. The Company had entered into an interest rate lock, resulting in an effective rate of 5.644%.

                                                                    EXHIBIT 99.1


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Commercial Metals Company
Dallas, Texas

We have audited the consolidated balance sheets of Commercial Metals Company and subsidiaries as of August 31, 2003 and 2002, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended August 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Commercial Metals Company and subsidiaries at August 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended August 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE, LLP

Dallas, Texas
November 5, 2003 (November 13, 2003 as to Note 15, and June 2, 2004 as to Note
13)